SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is entered into on 8 August 2005, between Filtronic Plc, a corporation organized and existing under the laws of England and Wales, having its registered office at The Waterfront, Salts Mill Road, Shipley, West Yorskshire, BD18 3TT, United Kingdom ("Filtronic Plc"), Filtronic Comtek Oy, a corporation organized and existing under the laws of Finland, having its registered office at Takatie 6, 90440 Kempele, Finland ("Filtronic Comtek Oy", and together with Filtronic Plc, the "Sellers"), Pulse Electronics (Singapore) Pte. Ltd., a corporation organized and existing under the laws of Singapore, having its registered office in Singapore ("Purchaser") and Technitrol Singapore Holdings Pte. Ltd. a corporation organized and existing under the laws of Singapore, having its registered office in Singapore.

RECITALS:

A. Sellers own one hundred per cent (100%) of the issued and outstanding shares in LK Products Oy, a limited liability company engaged in the business of design, manufacture and sale of electrically small antennas and metal components for radio terminal devices, having its registered office in Takatie 6, 90440 Kempele, Finland (the "Company");

B. Purchaser is willing to acquire all of the issued and outstanding shares in the Company and Sellers are willing to sell and transfer such shares to Purchaser subject to the terms and conditions below.

NOW, THEREFORE, the Parties (as defined below) hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Schedules and Sections shall mean Schedules and Sections of this Agreement:
1.1	"Accounts"

shall mean

(i) the statutory audited profit and loss statement and balance sheet of the Company including the notes thereto as at 31 December 2004, together with the accompanying management's report as well as the auditors' statutory report (the "31 December 2004 Accounts"; and

(ii) the unaudited consolidated profit and loss statement and balance sheet of the Group Companies for the twelve month period ended 31 May 2005 ("31 May 2005 Accounts"),

both attached hereto as Schedule 1.1.

1.2	"Adjusted Revenues"	shall have the meaning set out in Section 3.1(b).
1.3	"Affiliated Company"	shall mean any company directly or indirectly Con-trolling, Controlled by or under common Control with another entity and "Affiliated Companies" shall be construed accordingly.
1.4	"Agreement"	shall mean this Share Purchase Agreement and the Schedules hereto.
1.5	"Assets"

shall mean all tangible and intangible assets (including, but not limited to, equipment, Inventory, Real Property, Accounts Receivable, Intellectual Property Rights and prepaid assets), as well as the financial assets, credits, interests (if any) of the Group Companies, whether or not reflected in the Group Companies' books and records or the Accounts.

1.6	"Balance Sheet Date"	shall mean 31 December 2004.
1.7	"Business"

shall mean the business of design, manufacture and sale of electrically small antennas and metal components for radio terminal devices, as presently carried out by the Group Companies, including the assets and rights of whatever nature, relating to such Business.

1.8	"Closing"	shall mean the consummation of the transaction as contemplated in Section 5.
1.9	"Closing Date"	shall mean 31 August 2005 or such later date as specified in Section 5.1.
1.10	"Company"	shall mean LK Products Oy.
1.11	"Consolidated Working Capital"

shall mean, as of any date, consolidated working capital of the Group Companies, calculated on the basis of the following items: (i) current assets (cash, accounts receivable (debtors), prepayments and inventory); minus (ii) current liabilities (accounts payable, accrued expenses, provisions and Taxes payable) as determined in the Ordinary Course of Business.

1.12	"Contract"

shall mean any oral or written agreement, understanding, unilateral undertaking or similar instrument to which any of the Group Companies is a party or which was transferred by the Transferor Companies to the Group Companies under the Reorganization.

1.13	"Control"

(including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

1.14	"Disclosure Letter"	shall mean the Disclosure Letter of even date herewith referred to in Section 6.
1.15	"Event"

shall mean any event, act, transaction, action, or omission (whether or not a Group Company is party thereto) and includes (but is not limited to) the disposal, contribution or transfer of shares or assets/liabilities or business prior to and including the Closing Date, any legal entity reorganization, any change in residence of any Person, the death or dissolution of any person, the receipt or accrual of any income profits or gains, any distribution, any transfer payment, loan or advance, and any event which is deemed to have occurred or is treated or regarded as having occurred for the purposes of Tax Laws or legislation.

1.16	"Finnish GAAP"

shall mean the Finnish generally accepted accounting principles as consistently applied in accordance with the past practice of the Company, and the Transferor Companies when the Business was operated by the Transferor Companies.

1.17	"Funded Debt"

shall mean, as of any date, all indebtedness of the Group Companies for borrowed money (and accrued interest thereon) and including both the current and long term portion thereof, plus all indebtedness which has a final maturity more than one year from the date of issuance and includes, without limitation, (i) bank overdrafts, bank advances, revolving credit facilities, term loans, equipment loans, mortgages, deeds of trust, security deeds, capital lease obligations, notes and guarantees; (ii) the deferred purchase price of property or services (other than trade payables arising in the Ordinary Course of Business in accordance with customary trade terms); (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments or letters of credit; (iv) accrued interest, prepayment premiums and any other fees, expenses or penalties payable on or relating to such indebtedness (and the refinancing thereof), including without limitation termination fees or penalties; and (v) debt convertible into equity of the Group Companies.

1.18	"Governmental Entity"	shall mean any court, administrative agency or commission or other governmental authority, department, agency or instrumentality, domestic. or foreign, federal, state or local.
1.19	"Group Company"	shall mean the Company or any of its Subsidiaries. "Group Companies" shall mean the Company and all of its Subsidiaries.
1.20	"Group Companies' Intellectual Property Rights"	shall mean all Intellectual Property Rights owned or used by the Group Companies and Intellectual Property Rights licensed by the Group Companies to or from others.
1.21	"Intellectual Property Rights"

shall mean all Patents, Patent applications and Patent licenses (or other rights including without limitation rights to sue and rights of recovery of damages for past, present or future infringements, including also provisional damages); know how and trade secrets, whether or not licensed; trademarks and applications, registrations and licenses therefor (along with any goodwill associated therewith); protectable trade dress, trade names and applications, registrations and licenses therefor; software (including without limitation source code and pseudo-code); firmware; copyrights and copyrightable materials (whether registered or otherwise); service marks and applications; improvements, designs, models and prototypes, proprietary manufacturing processes; proprietary rights and other intellectual property.

1.22	"Intercompany Balances"

shall mean any and all amounts due to or from the Group Companies on the one hand, and to or from the Sellers or Sellers' Affiliated Companies on the other hand, other than rent and amounts due for regularly provided services such as payroll, data processing and the like in accordance with the applicable service agreements including, without limitation, those listed in Schedule 1.22 reflecting the status as at 30 June 2005.

1.23	"Inventory"

shall mean the inventories of the Group Companies, including without limitation, finished goods, work-in-process, raw materials, supplies and other materials, inventories in transit and/or at locations other than the Group Companies' premises.

1.24	"Laws"	shall mean all laws, rules, regulations, statutes, ordinances, court decisions, principles of law and Orders of any foreign, national, state or local Governmental Entity.
1.25	"Lien"

shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, security deed, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right whatsoever of any third parties, whether voluntarily incurred or arising by operation of Laws, and includes, without limitation, any agreement or consent, written or oral, to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

1.26	"Material Adverse Change"

shall mean any change in, or effect on, the Business as currently conducted that is materially adverse to the results of operations or financial condition of the Group Companies, taken as a whole, except to the extent arising as a result of a change in general economic conditions affecting businesses similar to the Business.

1.27	"Material Contract"	shall mean each Contract described in Section 6.7.
1.28	"Order"

shall mean any settlement, judgment, decision, consent decree, injunction, writ, ruling or order of any foreign, national, state or local court, arbitrator, Governmental Entity, department or authority that is binding on any Person or its property under applicable Law.

1.29	"Ordinary Course of Business"	shall mean arms' length and in the ordinary course of business of the Group Companies consistent with past customs and business practices.
1.30	"Party"	shall mean Purchaser or either of Sellers, as the context may require, and "Parties" shall be construed accordingly.
1.31	"Patent(s)"

shall mean all Finnish and foreign patents and patent applications, including any continuations, divisionals, continuation-in-part, reissues, reexaminations, and all pending applications therefore, whether or not listed in Schedule 6.9(h).

1.32	"Person"

shall mean an individual, natural person, a corporation, a partnership, an association, a limited or unlimited liability company, a trust, estate or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.33	"Purchase Price"	shall mean the aggregate purchase price of the Shares in accordance with Section 3.
1.34	"Purchaser"	shall mean Pulse Electronics (Singapore) Pte. Ltd.
1.35	"Real Property"

shall mean any real property or interest therein (excluding any leased property) together with all buildings, improvements, fixtures, easements, licenses, options, rights to unpaid insurance proceeds, rights to unpaid condemnation awards and all other rights in or appurtenant thereto.

1.36	"Related Agreements"	shall mean the agreements referred to in Sections 5.2(j) and 5.4(j) -- (m).
1.37	"Sellers"	shall mean Filtronic Plc and Filtronic Comtek Oy.
1.38	"Sellers' Knowledge"	shall mean the actual knowledge of Jouni Anttila, Charles Hindson and Sami Posti after reasonable inquiry under the circumstances.
1.39	"Shares"	shall mean all of the issued and outstanding shares of the Company, each such share with a counter book value of one euro (EUR 1).
1.40	"Share Transfer Agreement"	shall mean the agreement referred to in Section 5.4 (d).
1.41	"Subsidiaries"	shall mean all direct and indirect wholly-owned subsidiaries of the Company, whether or not listed in Schedule 1.41 hereto.
1.42	"Tax/Taxes"

shall mean with respect to any Person all forms of taxes, duties, imposts and levies in the nature of taxes whenever and wherever created or imposed, including (without limitation) net income, gross income, gross receipts, sales, use, ad valorem, franchise, value added, profits, license, withholding, capital stock, capital duty, unemployment, disability, alternative minimum tax, payroll, social security, employment, excise, severance, stamp, business, occupation, premium or property tax, advance corporation tax, capital gains tax, inheritance tax, stamp duty, customs or excise duties or tariffs or other tax, contribution, fee, assessment or charge of any kind whatsoever, together with any fine, interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority (domestic or foreign) imposed on such Person, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability with respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary, or similar group.

1.43	"Tax Authority"	shall mean any governmental, statutory, state, provincial, or local government authority, body or official involved in the assessment, collection or administration of Tax.
1.44	"Tax Liability"

shall mean an obligation to make an actual payment of Tax, or a reduction of Tax receivable or Tax relief, whether or not such liability is also or alternatively a liability of, or chargeable against or attributable to, any other person and whether or not a Group Company shall or may have a right of recovery or reimbursement against any other Person.

1.45	"UK GAAP"

shall mean the UK generally accepted accounting principles as consistently applied in accordance with the past practice of the Group Companies and the Transferor Companies when the Business was operated by the Transferor Companies.

1.46	"US Person"	shall mean a Person that is a citizen or a resident of the United States of America ("USA"), a USA partnership or a corporation, or a USA trust or estate.

2. OBJECT OF THE TRANSACTION; joint and several liability

Upon the terms and subject to the conditions set out herein, and in reliance upon the representations, warranties, assurances and undertakings made herein by each Party to the other Party, Sellers hereby agree to sell and Purchaser hereby agrees to purchase the Shares as of the Closing Date.

Any obligation or liability of Sellers or either of Sellers hereunder shall be a joint and several obligation or liability of Filtronic Plc and Filtronic Comtek Oy.

3. PURCHASE PRICE

3.1 Purchase Price

The purchase price for the Shares (the "Purchase Price") shall be the aggregate of:

(a) sixty seven million euro (EUR 67,000,000), subject to adjustments as provided in Section 3.2, (the "Initial Purchase Price") to be payable on the Closing in immediately available funds to the bank account(s) identified by Sellers at the latest five (5) days before the Closing; and

(b) a contingent purchase price (the "Contingent Purchase Price") of any positive number resulting by subtracting EUR 85 million from the "Adjusted Revenues".

For purposes of calculating the Contingent Purchase Price, Adjusted Revenues shall mean the sum of :

(i) the actual revenues (net of rebates, discounts, returned products and other associated credits issued to customers, in the Ordinary Course of Business) of the Group Companies for the ten (10) month period June 1, 2005 through March 31, 2006, and

(ii) for the months April and May 2006 an amount equaling the aggregate actual revenues (net of rebates, discounts, returned products and other associated credits issued to customers, in the Ordinary Course of Business) of the Group Companies for April, May and June 2006 divided by three (3) and multiplied by two (2).

The Contingent Purchase Price shall be paid by August 1, 2006 in immediately available funds to the bank account(s) identified by Sellers at the latest five (5) days before such date.

3.2 Purchase Price Adjustment; Dispute Resolution

The Initial Purchase Price shall be adjusted and any disputes relating to the Closing Balance Sheet (as defined below) and the Adjusted Revenues shall be resolved in accordance with the following:

(a) The Initial Purchase Price will be reduced by the Intercompany Balances existing at the Closing Date. At Closing, the Purchaser will cause the Group Companies to settle all Intercompany Balances existing at the Closing Date with the Sellers.

(b) For the purposes of establishing any further adjustment to the Initial Purchase Price to be paid at Closing, the Sellers shall, at the latest five (5) days, but no earlier than ten (10) days, before the Closing Date, prepare in accordance with UK GAAP and deliver to the Purchaser a good faith estimate of the Closing Balance Sheet, as defined below, (the "Estimated Closing Balance Sheet"), an estimate of the Consolidated Working Capital using the Estimated Closing Balance Sheet (the "Estimated Consolidated Working Capital"). If the Estimated Consolidated Working Capital is less than four million six hundred thousand euro (EUR 4,600,000) (the deficiency being "the Estimated Net Working Capital Deficiency"), the amount to be paid by the Purchaser at Closing shall be the Initial Purchase Price less the Estimated Net Working Capital Deficiency.

(c) Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers a consolidated balance sheet of the Group Companies as of the Closing Date (the "Closing Balance Sheet"), audited by KPMG LLP ("KPMG") and prepared in accordance with UK GAAP, from which the Consolidated Working Capital shall be computed.

Not later than August 1, 2006, the Purchaser shall prepare in accordance with UK GAAP and deliver to Sellers its calculation of the Adjusted Revenues (the "Adjusted Revenues Statement").

Purchaser will give the Sellers and its designated accountant, at the Sellers' cost and expense, access to the premises of the Group Companies, to its books and records and to the appropriate personnel of Purchaser for purposes of confirming the Closing Balance Sheet and the Adjusted Revenues Statement. Unless the Sellers notify the Purchaser in writing that they disagree with the Closing Balance Sheet and/or the Adjusted Revenues Statement within thirty (30) days after receipt thereof, the Closing Balance Sheet and the Adjusted Revenues Statement shall be conclusive and binding on the Purchaser and the Sellers. If the Sellers notify Purchaser in writing of their disagreement with the Closing Balance Sheet or the Adjusted Revenues Statement within such 30-day period, then Purchaser and the Sellers shall attempt in good faith to resolve their differences with respect thereto within thirty (30) days after the Purchaser's receipt of the Sellers' written notice of disagreement. Any dispute regarding the Closing Balance Sheet and/or the Adjusted Revenues Statement not resolved by the Purchaser and the Sellers within such 30-day period will be resolved by Deloitte & Touche, LLP, London office (the "Final Audit Firm"). The Purchaser, on the one hand, and the Sellers, on the other hand, each represent and warrant to the other that neither it nor their Affiliated Companies currently have any material audit, advisory, tax or other relationship with the Final Audit Firm. At the date of appointment of the Final Audit Firm, the Purchaser and Sellers will restate such representation and warranty as at such date. If, for any reason, any party is unable to make such a representation and warranty, the Sellers and Purchaser shall select such other Big Four or other accounting firm as they may agree to serve as the Final Audit Firm; it being understood that neither the Purchaser and its Affiliated Companies, on one hand, nor the Sellers and their Affiliated Companies, on the other hand, have any material audit, advisory, tax or other relationship with the such accounting firm as above selected to serve as the Final Audit Firm. The determination by the Final Audit Firm, which shall be made as promptly as possible, but in no event later than sixty (60) days after the date the Final Audit Firm was retained, of the Closing Balance Sheet and/or the Adjusted Revenues Statement (with such modifications therein, if any, as reflect such determination) shall be final, conclusive and binding upon the Parties and the Parties agree not to contest the Closing Balance Sheet and/or the Adjusted Revenues Statement determined by the Final Audit Firm. All material submitted to the Final Audit Firm by a Party for the determination of the Closing Balance Sheet and/or the Adjusted Revenues Statement shall be simultaneously provided also to the other Parties. The Final Audit Firm's determination shall be based on UK GAAP. The fees and expenses of the Final Audit Firm in acting under this Section 3.2 shall be shared equally by Purchaser, on the one hand and the Sellers, on the other hand.

(d) If the Consolidated Working Capital reflected on the Closing Balance Sheet prepared in accordance with Section 3.2(c) above (the "Closing Consolidated Working Capital") is less than the Estimated Consolidated Working Capital (the deficiency being the "Net Working Capital Deficiency"), then the Sellers shall pay to the Purchaser an amount equal to the Net Working Capital Deficiency. If the Closing Consolidated Working Capital is in excess of the Estimated Consolidated Working Capital, the Purchaser shall pay to the Sellers the difference between the Estimated Consolidated Working Capital and the Closing Consolidated Working Capital.

Payments under this Section 3.2 shall be made not more than fifteen (15) days following the determination of the Closing Balance Sheet or the Adjusted Revenues, as applicable, pursuant to Section 3.2(c) hereof, and the amount of such payment shall bear interest from the respective due dates to the date of payment at 3% per annum.

(e) For purposes of calculating the Closing Balance Sheet pursuant to Section 3.2(c), the quantity and valuation of the Inventory of the Group Companies as of the Closing shall be determined as follows: (i) the value of the Inventory as of the Closing Date shall be determined from the books and records of the Group Companies in accordance with UK GAAP, Purchaser's valuation policy attached as Schedule 3.2(e)(i) and with the average rate cost methodology currently used by the Company; (ii) a physical inventory shall be taken on the Closing Date in accordance with the procedures attached to Schedule 3.2(e)(ii); (iii) any disagreement regarding the value (but not the valuation methodology which shall be as set forth in this subsection (e) (i)) of the Inventory, shall be resolved in the manner and at the time described in Section 3.2(c) hereof.

3.3 Conducting the Business for the Earn-out Period

The Purchaser undertakes between the Closing Date and 30 June 2006 (the "Earn-out Period") to conduct the operations of the Group Companies within the Ordinary Course of Business. The Purchaser further undertakes that it will support the generation of revenue with all necessary capital expenditures in the Ordinary Course of Business.

The Parties acknowledge that the Purchaser shall enter into an arrangement, to be mutually agreed upon with the Sellers, with the management of the Group Companies regarding an incentive to be provided to the management by the Group Companies for reaching Adjusted Revenues in excess of EUR 85 million.

The Purchaser undertakes to deliver to the Sellers monthly reports on the actual and forecasted revenues of the Group Companies for the months included in the Earn-out Period within 20 days after the end of each month. The Sellers shall have the right directly or through their representatives, at their own cost, to review the books and records of the Group Companies, and their financial and legal condition to the extent they reasonably believe necessary or advisable to monitor their right to the Contingent Purchase Price.

4. TRANSFER OF TITLE

The full and unrestricted ownership and title to the Shares, free and clear of all Liens, shall pass from Sellers to Purchaser at the Closing on the Closing Date simultaneously with the fulfillment and completion of the Closing procedures set forth in Section 5.

5. CLOSING

5.1 The Closing

The Closing shall take place on the Closing Date starting at 10.00 a.m. local time at the offices of Roschier Holmberg, Attorneys Ltd., Helsinki.

The Closing Date shall be 31 August 2005 or, subject to Section 5.5, as soon thereafter as practicable when all the conditions precedent for the Closing as set forth in this Section 5 have been fulfilled.

5.2 Purchaser's Conditions Precedent

The obligation of Purchaser to close hereunder shall be subject to the fulfillment, on or before the Closing Date, of each of the following conditions (to the extent not waived by Purchaser):

(a) No Material Adverse Change

No event, occurrence, fact, condition, change or development shall have occurred, that individually or in the aggregate, has constituted or resulted in or which could reasonably be expected to result in a Material Adverse Change.

(b) Warranties true

The representations, warranties and assurances given by Sellers in Section 6 shall be true and correct on and as of the Closing Date with the same effect as though such representation, warranties and assurances had been made on and as of such date.

(c) Other Commitments

There shall not have occurred any breach of the covenants or agreements of the Sellers to be performed prior to Closing pursuant to this Agreement.

(d) Authority Approvals

Purchaser, Sellers and the Group Companies, as the case may be, shall have obtained all necessary authorizations, approvals and consents without any condition requiring the disposal or closure of any significant operations included in the Business and without any imposition of any material behavioural or monetary obligations or restrictions on any of the Group Companies from all relevant authorities in the European Union or elsewhere, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder.

(e) General Meeting Resolution

The general meeting of shareholders of Filtronic Plc shall have passed a resolution to approve the disposal by the Sellers of the Shares on the terms of this Agreement.

(f) Proceedings

No action, suit or proceeding will be pending or threatened in writing before any judicial authority or Government Entity (i) seeking to prevent or prohibit the consummation of this Agreement or the Related Agreements or the transactions contemplated herein or therein or (ii) which could reasonably be expected to adversely affect the Purchaser's right to own the Shares or to enforce the performance of any of Sellers' obligations pursuant to this Agreement or the Related Agreements. No judgment, order, decree, stipulation, injunction or charge having any such effect, will exist at such time.

(g) [intentionally left blank]

(h) [intentionally left blank]

(i) Ceramic License Agreement

Filtronic Comtek Oy and the Company shall have entered into an amendment agreement to the Patent and Know-how Agreement between Filtronic Comtek Oy and the Company.

(j) Employment Agreements

The employment agreements of Mr. Sami Kyllönen, Timo Leppäluoto and Pekka Pöytäkangas shall have been assigned to the Company. The employment agreement of Mr. Lee Kwang-Long shall have been assigned to the LK Products (Suzhou) Telecommunications Components Co., Ltd. The employment agreement of Mr. Jouni Anttila shall have been assigned to the Company.

5.3 Sellers' Conditions Precedent

The obligation of Sellers to close hereunder shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions (to the extent not waived by Sellers):

(a) Warranties True

The representations, warranties and assurances given by Purchaser in Section 7 shall be true and correct on and as of the Closing Date with the same effect as though such representations, warranties and assurances had been made on and as of such date.

(b) General Meeting Resolution

The general meeting of shareholders of Filtronic Plc shall have passed a resolution to approve the disposal by the Sellers of the Shares on the terms of this Agreement.

(c) Authority Approvals

Purchaser, Sellers and the Group Companies, as the case may be, shall have obtained all necessary authorizations, approvals and consents from all relevant authorities in the European Union or elsewhere, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder.

(d) Proceedings

No action, suit or proceeding will be pending or threatened in writing before any judicial authority or Government Entity (i) seeking to prevent or prohibit the consummation of this Agreement or the Related Agreements or the transactions contemplated herein or therein or (ii) which could reasonably be expected to adversely affect the Sellers' right to enforce the performance of any of Purchaser's obligations pursuant to this Agreement or the Related Agreements. No judgment, order, decree, stipulation, injunction or charge having any such effect, will exist at such time.

5.4 Deliveries at Closing

At Closing

(a) Sellers shall sell, transfer and convey to Purchaser the Shares and all documents, if any, required for the valid and effective transfer and registration of the title to the Shares in the name of Purchaser;

(b) Sellers shall convey to Purchaser the share and shareholders' registers of all the Group Companies;

(c) Purchaser shall pay to Sellers the Initial Purchase Price, as referred to in Section 3;

(d) the Parties shall execute the Share Transfer Agreement effecting the transfer of the Shares, in the form set forth in Schedule 5.4(d);

(e) Sellers shall convey a copy, certified to be a true copy by a Director of Filtronic Plc, of the resolution of Filtronic Plc's general meeting of shareholders referred to in Section 5.3(b) above; and

(f) Sellers shall convey letters of resignation by the Group Companies' members of Boards of Directors, effective as of the Closing Date substantially in the form of Schedule 5.4(f).

(g) [intentionally left blank]

(h) [intentionally left blank]

(i) Sellers shall convey to the Purchaser a certificate, signed by authorized officers of the Sellers, confirming that no event, occurrence, fact, condition, change or development shall have occurred, that individually or in the aggregate, has constituted or resulted in or which could reasonably be expected to have a Material Adverse Change.

(j) Sellers shall convey to the Purchaser a copy of a Finnish Lease Agreement substantially in the form of Schedule 5.4(j) entered into between Filtronic Comtek Oy and the Company.

(k) Sellers shall deliver the Chinese Non-competition Agreement attached hereto as Schedule 5.4(k) executed between the parties thereto.

(l) Sellers shall deliver the amended Patent and Know-how Agreement referred to in Section 5.2(i).

(m) Sellers shall convey to the Purchaser a copy of an amendment agreement to the Chinese Sub-Lease Agreement extending the lease term to September 30, 2006.

5.5 Best Efforts to Close; Further Assurances

The Parties shall co-operate and use their respective best efforts to cause all necessary action to be taken in order to have all the conditions precedent for Closing to be fulfilled as promptly as practicable and to have all deliveries made timely and properly as provided in Section 5.4 and otherwise to consummate the transactions contemplated hereby. Following the Closing, each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

5.6 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Sellers;

(b) by the Purchaser, if there has been a material breach of any of the Warranties, covenants or other agreements by the Sellers contained herein and such breach has not been cured within ten (10) days after written notice to the Sellers;

(c) by the Sellers, if there has been a material breach of any of the Purchaser's warranties in Section 7 of this Agreement, the covenants or other agreement by Purchaser contained herein and such breach has not been cured within ten (10) days after written notice to Purchaser; or

(d) by either the Purchaser or the Sellers, if the Closing has not occurred by 31 October, 2005 upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the reason for the Closing's failure to occur.

If this Agreement is terminated as provided in this Section 5.6, then this Agreement shall forthwith become void (except for Sections 8 Indemnity, 10.8 Governing Law and 10.9 Dispute Resolution) and there shall be no liability or obligation on the part of any party hereto; provided, however, that if this Agreement is terminated pursuant to Section 5.6 (b) or (c) above, then in addition to all other rights and remedies available to the terminating party as a result of the breaching party's breach, the breaching party shall pay to the terminating party an amount of EUR 1,500,000.

If Closing does not take place by 31 October 2005 due to the Purchaser's condition precedent described in Section 5.2(e) not being fulfilled, then in addition to all other rights and remedies available to the Purchaser, the Sellers shall pay to the Purchaser an amount of EUR 1,500,000.

Notwithstanding the immediately preceding paragraph, if Closing does not take place by 31 October 2005 due to the Purchaser's condition precedent described in Section 5.2(e) not being fulfilled and a transaction is consummated with respect to an Acquisition Proposal (as defined in Section 9.8) within six (6) months after 31 October 2005, then the Sellers shall pay to the Purchaser an amount of EUR 2,500,000 minus any payment made to Purchaser pursuant to the immediately preceding paragraph.

6. REPRESENTATIONS, WARRANTIES AND ASSURANCES OF SELLERs

Sellers acknowledge that Purchaser is entering into this Agreement in reliance on the representations, warranties and assurances (the "Warranties") hereby given by Sellers to Purchaser being true and correct both on the date hereof and on the Closing Date and consequently Sellers hereby jointly and severally represent, warrant and assure that the statements set out in this Section 6 are true and correct both on the date hereof and on the Closing Date.

The Parties acknowledge that the Sellers have carried out a reorganization whereby the Business was transferred from Filtronic LK Oy and Filtronic (Suzhou) Telecommunication Products Co Ltd (the "Transferor Companies", each a "Transferor Company") to LK Products Oy by means of a business transfer and to and LK Products (Suzhou) Telecommunications Components Co., Limited by means of an asset purchase, respectively (the "Reorganization"). Any reference in this Section 6 to the Company or the Group Companies shall include the Transferor Companies to the extent and during the period the Business was operated by the Transferor Companies.

Notwithstanding any Purchaser's knowledge of any facts, matters occurrences or events, whether arisen out of due diligence reviews or otherwise, the liability of Sellers under, and the rights and remedies of Purchaser in respect of, the Warranties shall only be qualified by the facts, matters, occurrences or events fairly disclosed by Sellers in the Disclosure Letter attached hereto as Schedule 6. Accordingly, Sellers shall be deemed not to be in breach of the Warranties only to the extent a fact, matter, occurrence or event has been fairly disclosed to Purchaser in the Disclosure Letter in a manner which sufficiently has allowed Purchaser, acting in a professional manner and advised by professional advisors, to understand that such fact, matter, occurrence or event constitutes a breach of the Warranties.

The Sellers make no representation, warranty or assurance whatsoever, express or implied, beyond those expressly given in this Agreement. In particular the Sellers make no representation, warranty or assurance to the Purchaser with respect to any financial projection or forecast relating to the Business, beyond those expressly given in this Agreement.

6.1 Organization, Good Standing

The Company is a corporation duly organized, validly existing and in good standing under the laws of Finland and the Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation as set out in Schedule 1.41. The Group Companies have full power to carry on the Business as now being conducted.

6.2 Records and Documentation

(a) True, complete and current copies of the Articles of Association and registration certificates of the Group Companies are attached hereto as Schedule 6.2 (a).

(b) All corporate documentation of the Group Companies, including, without limitation, share registers, minutes of the board of directors' meetings, shareholders' meetings and statutory auditors' meetings, exists and is in compliance with all Laws, safely kept, correct, complete and up to-date.

(c) None of the Group Companies have failed to file their annual and/or periodic reports with the relevant authorities, as required.

(d) Subject to what is described in the Disclosure Letter, all books and records of the Group Companies are accurate, have been kept in sufficient detail to reflect fairly and accurately the transactions and dispositions of their assets and liabilities, and have been maintained in compliance with all Laws and consistent with good business practices and are in the possession of the relevant Group Company.

6.3 Title and Authority to Transfer the Shares; Capitalization; Reorganization

(a) Filtronic Plc owns 1,800,000 of the Shares and Filtronic Comtek Oy owns 200,000 of the Shares which represents 100% of the equity of the Company, and each has full power, capacity and authority to sell and transfer the Shares owned by it and to perform all other undertakings set forth in this Agreement and the Related Agreements. The Shares are freely transferable to Purchaser and are free and clear of all restrictions on the ability to vote the Shares. The Shares and the shares in the Subsidiaries are not subject to claims, options or Liens. The Company has not issued any share certificates.

(b) The execution of this Agreement and the Related Agreements and the consummation of the transaction contemplated herein and the fulfillment of the terms hereof, will not result in a breach of any judgement, decree or order of any court or governmental body, any applicable Law or the Articles of Association of Sellers or the Group Companies or any contract binding on Sellers or the Group Companies. Upon execution and delivery, this Agreement constitutes the valid and binding obligation of the Sellers, enforceable against Sellers in accordance with its terms.

(c) The Shares and the shares in the Subsidiaries have been duly authorized, legally and validly issued and are fully paid. There are no outstanding obligations, warrants, options, depository receipts, subscriptions, pre-emptive rights, contracts or agreements to which Sellers or any of the Group Companies are bound providing for the issuance of any additional shares of any of the Group Companies. There exist no rights of first refusal with respect to the Shares or the shares of the Subsidiaries.

(d) Except as set out in Schedule 6.3 (d), which correctly sets out the ownership of shares in the Subsidiaries, none of the Group Companies own, nor is any obligated to acquire any interest, directly or indirectly, in any corporation, partnership or other legal entity. None of the Group Companies has any branch office in any other country other than its jurisdiction of incorporation.

(e) The Reorganization has been carried out and completed in accordance with all applicable Laws and as described in Schedule 6.3(e), any and all registrations have been completed and any and all approvals, authorizations, consents, whether governmental or non-governmental, have been obtained.

(f) Any transfers of assets or shares in connection with the Reorganization have been recorded on the books and records of the transferee at book value.

(g) None of the measures included in the Reorganization can be successfully challenged under any insolvency laws.

(h) In the Reorganization all assets and employees needed to carry out the Business, as conducted at the time of the Reorganization, were transferred and no unrelated assets and/or employees were transferred. No additional employees have the right (by Law, contract, promise (oral or written) or otherwise) to transfer into any Group Company and the employees transferred to the Group Companies do not have the right to transfer back to the Transferor Companies, the Sellers or any of their Affiliated Companies.

(i) All liabilities of the Group Companies, including Tax Liabilities, related to the Reorganization have been paid or settled and no liabilities within the Group Companies exist in relation to the Reorganization.

(j) [intentionally left blank]

(k) Schedule 6.3(k) describes the Sellers' estimated reorganization and move of production and equipment to Hungary, including an estimated budget for costs related to such move and a budget for severance costs associated with terminating employments. The estimated costs and expenses related to the move to Hungary were based by Sellers on assumptions which they believe to be reasonable under the circumstances and Sellers have no reason to believe such estimated costs and expenses will be exceeded.

6.4 The Accounts

(a) The 31 December 2004 Accounts and the 31 May 2005 Accounts are attached hereto as Schedule 1.1. The 31 December 2004 Accounts have been prepared in conformity with Finnish GAAP and give a true and fair view of the financial condition, the results of the operations, cash flows and the assets and liabilities of the Company at such date and for such period. The 31 May 2005 Accounts have been prepared in conformity with UK GAAP and give a true and fair view of the financial condition, results of the operations, assets and liabilities of the Group Companies at such date and for such period.

(b) As of the dates of the Accounts, (a) the Group Companies had no material liabilities or debts of any nature, contingent or otherwise, which were not reflected in the Accounts (including, without limitation, any liabilities for vacation salaries and premiums, Taxes, pension, severance, retirement or similar obligations), (b) all allowances and reserves indicated in the Accounts are adequate and in accordance with Finnish GAAP for the 31 December 2004 Accounts and UK GAAP for the 31 May 2005 Accounts, and (c) there are no contingent losses of any nature which are not assessable on the basis of the Group Companies' statements and documents, in accordance with the Accounting Principles. The 31 December 2004 Accounts have been duly approved by the shareholders at a legal meeting, if required by applicable Law and have been filed in compliance with applicable Laws.

(c) Except as set forth in Schedule 6.4 or as listed or fully provided for in the Accounts, there is no and will be no liability of the Group Companies relating to the period before the Closing Date except those incurred since the dates of the 31 May 2005 Accounts in the Ordinary Course of Business and recorded on the books and records of the Group Companies and not in violation of any of the representations, warranties or covenants contained in this Agreement.

6.5 Real Properties/Leases

(a) The Group Companies do not own any Real Property.

(b) Schedule 6.5 sets forth a true and complete list of each lease of premises executed by or binding upon any of the Group Companies as lessee, sub-lessee, tenant or assignee (the "Leased Premises"), setting forth in each case a brief description of the premises covered thereby, the annual rental payable thereunder, the term (including any extensions available) thereunder and any penalty for early termination. Each such lease agreement is in full force and effect on the date hereof without any default or breach thereof by any of the Group Companies or, to the Sellers' Knowledge, any other party thereto and constitutes a valid and binding obligation on the part of the Group Companies and all other parties thereto, enforceable in accordance with its terms.

(c) Neither the Group Companies nor the Sellers have received any notice of any requirements by any insurance company which has issued a policy covering any part of any Leased Premises requiring any repairs or work to be done on any part of any Leased Premises the costs of which the Group Companies would be liable for. Each of the Group Companies enjoy unrestricted possession of the Leased Premises in accordance with the relevant lease agreements. There is no outstanding and unobserved or unperformed material obligation with respect to the Leased Premises necessary to comply with the requirements of any Governmental Entity. The transactions contemplated by this Agreement will not result in the termination of any lease agreement entered into by the Group Companies relating to the Leased Premises and, immediately after the Closing Date, all lease agreements will continue in full force and effect in accordance with the Law and the terms and provisions of the respective lease agreements. All the Leased Premises are in possession of the relevant Group Company.

(d) Each of the properties constituting the Leased Premises is supplied with utilities and other services necessary for the operation of the facilities located thereon as presently conducted. Except as set forth on Schedule 6.5, none of the Group Companies has sublet, underlet or assigned any portion of the Leased Premises and no third party is in possession of any portion of the Leased Premises. The structures, improvements and fixtures at or upon the Leased Premises, including, but not limited to, roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air conditioning and similar units and systems, have to date been maintained in a reasonable manner required for the conduct of the Business and are in reasonable operating condition to allow the Business to continue to be conducted as heretofore conducted, subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course of Business. Neither the Group Companies nor the Sellers have received written notice of any assessments, and to Sellers' Knowledge, there are no pending assessments, affecting the Leased Premises.

(e) All requisite permissions from respective lessors under the lease agreements for the Leased Premises have been obtained and are valid and subsisting for all developments or alterations to or other works on or in relation to any of the Leased Premises and all conditions or restrictions imposed in or by any such permissions have been complied with and nothing further remains to be done thereunder.

6.6 Assets

The Group Companies have exclusive and good title to or right to use under lease all Assets related to the Business and such Assets are sufficient for the conduct of the Business as currently conducted, free and clear of any Lien. All equipment of the Group Companies is in good repair and working condition (normal wear and tear excepted), is maintained in accordance with the normal standards applicable in the industry and the quality guidelines applied by the Group Companies and any specific supplier's maintenance requirements and is fit to work for their current use. Except as set forth in Schedule 6.6(a) and except for finished goods under transport to any customer or components under transport from any supplier, all of the Assets of the Group Companies are located on the premises of the respective Group Company. Schedule 6.6(b) sets forth those Assets that are used by any of the Group Companies but not owned by any of the Group Companies.

6.7 Material Contracts

(a) Except as described in the Disclosure Letter, Schedule 6.7(a) lists each Contract to which the any of the Group Companies is a party or to which any of the Group Companies, or any of their respective Assets is subject or by which any thereof is bound, that is deemed a Material Contract (as defined below). Each such Contract was entered into in the Ordinary Course of Business. A "Material Contract" shall mean a Contract that (A) obligates any of the Group Companies to pay more than 50,000 Euros in any 12 month period, (B) is not cancellable without penalty or liability within sixty (60) days, (C) contains a covenant not to compete, (D) provides for the extension of credit other than in the Ordinary Course of Business and other than consistent with normal credit terms for companies carrying out businesses comparable to the Business, (E) limits the ability of any of the Group Companies to conduct the Business, including as to manner or place, (F) provides for a guaranty or indemnity by any of the Group Companies except for any product warranty in the Ordinary Course of Business, (G) contains an option or a right of first refusal, (H) contains a right or obligation of or to any current or former officer, director or employee of any Group Company or to Sellers or any of their Affiliated Companies or any of their officers, directors or employees, including, without limitation, agreements, commitments or arrangements pursuant to which any amounts may become payable by any of the Group Companies (whether currently or in the future) to current or former officers, directors or employees of any of the Group Companies or to Sellers or their Affiliated Companies or their officers, directors or employees or to other Persons as a result of the change of control of the Company as contemplated by this Agreement, (I) constitutes a union or collective bargaining agreement or provides for severance benefits to any officer, director or employee of the Company or any Subsidiary other than those severance benefits provided under any national collective bargaining agreement or Law and rules applicable to any of the Group Companies and their respective employees, (J) relates to product sale and distribution (such as a frame, supply or similar Contract or distribution agreement) except purchase orders received in the Ordinary Course of Business, (K) involves joint marketing or product development, (L) relates to manufacturing, evaluation or testing or regulatory compliance by other parties with respect to products of the Company or its Subsidiaries, (M) is a joint venture or partnership agreement or arrangement, (N) is a consignment or similar agreement relating to inventory or equipment, (O) involves licensing Intellectual Property or (P) employment agreements for management personnel of the Group Companies.

(b) True, correct and complete copies of the Material Contracts appearing on Schedule 6.7(a), including all amendments and supplements, have been delivered or made available to Purchaser.

(c) Each Material Contract is valid and in full force and effect; the Company or its Subsidiaries and each other party to the Material Contracts have duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any Subsidiary, as the case may be (or, to the Sellers' Knowledge, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. The consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of the Company or any Subsidiary under, any of the Contracts or Material Contracts so listed except as specifically described in Schedule 6.7(c). Except as described in the Disclosure Letter, to the extent a Material Contract may be terminated as a result of completion of the transaction contemplated by this Agreement, necessary commitments (as described in Schedule 6.7(c)) from the contracting parties not to terminate the Material Contracts due to this Agreement have been obtained and copies have been delivered to Purchaser.

(d) Except as described in the Disclosure Letter, none of the contracts entered into by the Group Companies violate applicable antitrust provisions or are instruments for unlawful competition.

(e) The consents required to transfer the Material Contracts under the Reorganization have been obtained or are not necessary.

6.8 Inventory

All the stock and inventory of the Group Companies including work in progress are within specifications, free from defect in material, design and workmanship and of merchantable quality and also satisfy any representations and warranties given to the Group Companies' customers. The degree of completion and costs and expenses incurred show no material deviation from the budgets, timetables and other estimates made when the order was obtained or agreed with the customer. Except as described in the Disclosure Letter, in accordance with the practice applied by the Group Companies described in Schedule 6.8, there are no obsolete or slow moving inventories. All orders existing on the Closing Date have been or will have been accepted at price levels equal to those set forth in the relevant agreements with the customers of the Group Companies and are not subject to any unpaid commissions, fees or other similar charges other than those listed in Schedule 6.8. The stock and inventory of the Group Companies on hand at Closing is sufficient to operate the Business in the ordinary course consistent with past practice by the Group Companies.

6.9 Intellectual Property Rights

(a) Schedule 6.9(a) lists all registrable and registered Group Companies' Intellectual Property Rights and accurately sets forth which Intellectual Property is owned and which is licensed. The Group Companies own or license all Intellectual Property Rights necessary to design, develop and manufacture the products presently manufactured and produce the services presently produced, and to distribute, offer, market and sell such products and services in any country where business presently is conducted.

(b) Schedule 6.9(b) lists all licenses to or from third parties under the Intellectual Property Rights presently known to Sellers or any of the Group Companies.

(c) Except as described in the Disclosure Letter, none of the Group Companies' Intellectual Property is owned or controlled by any director, officer or employee of any of the Group Companies or by the Sellers.

(d) The Group Companies' Intellectual Property Rights comprise all such rights necessary to permit the operation of the Business as now being conducted. None of the Group Companies' Intellectual Property Rights are subject to any outstanding order, judgement or Lien. There are no pending or, to Sellers' Knowledge, threatened proceedings, litigation or other claims affecting any part of the Group Companies' Intellectual Property Rights, and, to Sellers' Knowledge, no person or entity is infringing the Group Companies' Intellectual Property Rights. All Intellectual Property licensed or jointly owned by third parties is being and has been utilized by the Group Companies in full compliance with any license, distribution, development or commercialization or other relevant agreement.

(e) None of the Group Companies infringes or have infringed or otherwise violates or have violated the Intellectual Property Rights of any third party. There is no claim of infringement, violation, trade secret theft or misappropriation, or breach by any of the Group Companies of the Intellectual Property Rights owned or controlled by others, pending, or to Sellers' Knowledge, threatened. To Sellers' Knowledge, there is no basis upon which a claim can successfully be asserted against any of the Group Companies for any such infringement, violation or breach and there is no reason to believe that the Group Companies' use of the Intellectual Property Rights after the Closing will give rise to claims of third parties.

(f) To Sellers' Knowledge, there have been no illegal, unauthorized or unwanted disclosures, or theft or misappropriation, relating to any trade secret or confidential information relating to the Business.

(g) To Sellers' Knowledge, no employee of any of the Group Companies is employed in violation of any non-disclosure or non competition agreement.

(h) The Patents listed in Schedule 6.9(h) have been duly transferred under the Reorganization.

(i) To Sellers' Knowledge, none of the Patents related to the Business or other Intellectual Property Rights are invalid for any reason (including, without limitation, relevant prior art not disclosed to the relevant patent authority, or fraud or inequitable conduct in any dealings therewith), or are unenforceable against any third party other than those parties licensed thereunder as identified to Purchaser in Section 6.9(b).

(j) None of the Patents related to the Business or other Intellectual Property Rights have expired, lapsed, or become unenforceable in any country, treaty or jurisdiction, for failure of the Sellers or the Group Companies or any of their respective agents to pay any maintenance or other fee, annuity, respond to any official action, or take any other action required to keep such Patents related to the Business or intellectual Property Rights in full force.

(k) The Group Companies are sole owner of the Patents related to the Business and, subject to the limitations of Section 6.9(b), none of the Sellers nor any of the Group Companies have granted any interest in the Patents related to the Business to any third parties.

(l) Except as described in Schedule 6.9(l), none of the Sellers nor any of the Group Companies have ever stated in writing or orally or represented by actions or other conduct to any party that Sellers or any of the Group Companies will not enforce, or that any party is free to practice the invention set forth in any of the Patents related to the Business without fear of recourse from Sellers.

(m) The Group Companies have made, where applicable, any and all disclosures of improvements and inventions as may be required under any joint technology development, research or licensing agreements with third parties including, without limitation, Nokia Corporation or any of its subsidiaries or affiliates.

(n) The Group Companies have made continuous and public use in commerce of any and all trademarks, trade names, and trade dress included as part of the Intellectual Property.

(o) Schedule 6.9(o) hereto sets forth the maintenance and prosecution costs relating to all Group Company Intellectual Property from 1 January 2004 to 31 December 2004.

6.10 Accounts Receivable

(a) Except as described in the Disclosure Letter, all of the receivables of the Group Companies are good and fully collectible when they become due and payable at the recorded amounts together with interest thereon and are not subject to any refunds or other adjustments or to any defenses, assignments, restrictions, conditions, Liens or counterclaims. To the Sellers' Knowledge, there are no facts or circumstances that may result in any material increase in the uncollectability of such receivables. The accounts receivable of the Group Companies collected since January 1, 2005 were collected in the ordinary course and no extraordinary measures were taken to accelerate their collection.

(b) Since January 1, 2005, the Group Companies have not (i) granted their respective debtors any extension or change of the payment's term of the accounts receivables as resulting from the relevant agreement, or (ii) changed any other term with any customer or third party or granted, paid or agreed to pay or grant any incentive, discount, rebate or other promotion to any third party for the purpose of causing or which was likely to cause any customer or third party to accelerate its purchases of products and/or services from any of the Group Companies or was in any way not in the ordinary course of business consistent with past practices

6.11 Pricing of Contracts

All the tenders and contracts binding on any of the Group Companies have been priced as required by good and sound business practice.

6.12 Compliance

(a) All authorizations, license, permits and approvals necessary for the due conduct of the Business by the Companies as currently conducted have been duly obtained, are fully paid, and are in full force and effect. All such authorizations, licenses, permits and approvals are set forth on Schedule 6.12. The entry into and the consummation of this Agreement will not cause any termination, revocation, suspension or modification thereof, nor has there been any violation of any such authorizations, licenses, permits or approvals of any terms thereof.

(b) The Group Companies have been and are in compliance with all applicable Laws material to the conduct of the Business as currently conducted. The Group Companies have not received from any Governmental Entity or other Person any written notice alleging any violation in any respects by the Group Companies of any Laws. To the Sellers' Knowledge, no Governmental Entity or other Person is investigating any of the Group Companies for violating any Laws.

6.13 Environmental Matters

(a) The Group Companies are and have at all times been in compliance with all relevant environmental and health and safety laws, regulations and ordinances applicable to any of them ("Environmental Laws") and all environmental permits and other permits or licenses issued by any governmental authority charged with the administration of Environmental Laws ("Environmental Permits"). The Group Companies have not made or committed any act, nor have the Group Companies failed to take any act when legally required to do so, which, with or without notice or passage of time, or both, would constitute a violation of any Environmental Law or Environmental Permit. All toxic and hazardous substances, products or waste ("Hazardous Substances") generated by the Group Companies have been and are disposed of in compliance with applicable Environmental Laws in effect now or at the time of such disposal, and, where applicable, pursuant to and in accordance with all Environmental Permits.

(b) The Group Companies are in possession of all Environmental Permits, required for the conduct of the Business (or any part thereof). All such Environmental Permits are in full force and effect.

(c) There is no liability to any Person caused by the Group Companies, whether asserted or unasserted, fixed or contingent, relating to any of their past or present businesses, operations and facilities (whether currently owned or operated or any properties divested by any of the Group Companies before the Closing Date) resulting from any environmental matters. The Group Companies have no liability and will not have any liability for any clean-up or other remediation act, claim, proceeding or action, or to any other liability, under any Environmental Law whether or not caused by any Group Company or any other Person arising from events occurring prior to the Closing Date.

(d) The Group Companies have not received any written notice from any governmental authority or any other person that any aspect of any of the Group Companies' businesses, operations or facilities is in violation of or liable under any Environmental Law or Environmental Permit.

(e) There is no pending or to Sellers' Knowledge threatened in writing, civil, criminal or administrative action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter against any of the Group Companies, relating to noncompliance with any Environmental Laws and/or Environmental Permits.

(f) To the Sellers' Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Group Companies with any Environmental Laws or Environmental Permits or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by any of the Group Companies, its predecessors or any third party of any pollutant, contaminant, chemical, or industrial, toxic or Hazardous Substance.

(g) There are no underground storage tanks or vessels (whether used or disused) located on the premises owned or leased by any Group Company which do not comply with applicable Laws.

6.14 Insurance

(a) The present insurance policies of the Group Companies provide the types and amounts of insurance coverage normal and customary for similar companies in Finland, China and Hungary and in their respective country of operation. The existing insurance is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, in full force and effect up to the Closing Date. Except as set forth on Schedule 6.14 and as described in the Disclosure Letter, there are no outstanding unpaid claims under any policies of insurance currently insuring the Group Companies. None of the Group Companies is in default with respect to payment or other matter under any such policies.

(b) The Group Companies have not failed to give any notice or file any claim under such insurance policies in a timely fashion, nor has it received any notification of cancellation of any such policies or that any of them will not be renewed. To the Sellers' Knowledge, there is no claim or demand, or any state of facts or occurrence of events which could form the basis of any claim or demand, which may increase the premiums or impair the full value of said insurance policies or result in non-payment of an insurance claim covered under the insurance policies.

6.15 Relationships with Interested Parties and Inter-Company Transactions

Except as set forth in the Disclosure Letter no shareholder, employee, officer or director of any of the Group Companies, or any of the Sellers or their Affiliated Companies or, to the Sellers' Knowledge, their officers, directors or employees, transacts any business, either directly or indirectly, with the Group Companies nor owns or has any interest, directly or indirectly, in whole or in part, in (i) any Assets used by the Group Companies, or (ii) any competitor, customer or supplier of the Business. Any transactions identified on Schedule 6.15 were entered into on an arm's length basis and on terms no less favourable than could have been obtained from an unaffiliated third party.

6.16 Employment and Pension Agreements

(a) A true, complete and current list of all employees of the Group Companies and the salaries, wages and fringe benefits paid or granted to the employees of the Group Companies at the date hereof are set forth in the spreadsheet described in Schedule 6.16 (a) and there have been no increases, or commitments to make increases, in salaries, wages and fringe benefits of such employees after the Balance Sheet Date, except as may be required by collective bargaining agreements or as described in the Disclosure Letter and there are no salaries, wages and fringe benefits paid to any employee other than set forth in Schedule 6.16(a). No other commitment has been made to employees of any of the Group Companies with respect to any future increase of benefits other than those deriving by any applicable national collective bargaining agreements and/or by Law. Except as set forth in Schedule 6.16(a), no additional fees and/or bonuses will be paid out or have been agreed or promised in connection with this transaction to any employees and/or top management, including the managing director, of the Company. The employees set forth on Schedule 6.16(a) are sufficient to conduct the Business.

(b) Except as described in the Disclosure Letter, no employee in the management of the Group Companies has announced his or her termination of his or her position or employment with any of the Group Companies. To Sellers' Knowledge, none of the following employees Maritta Timosaari, Petteri Annamaa, Juha Anttila, Jouni Anttila, Sami Posti, Lee Kwang-Long or Joshua Jae-Yong Lee intend to leave the employ of any of the Group Companies after the Closing.

(c) Subject to what is described in the Disclosure Letter, full provision has been made in the Accounts for the full amount of all present and future liabilities in respect of employment, severance or pension undertakings to be paid to current or former directors, officers or other employees of any of the Group Companies.

(d) All contributions in respect of pension and profit sharing plans and other undertakings to current or former directors, officers or other employees of the Group Companies, to the extent required by applicable Law and the relevant plan or undertaking, have been made when due. Except as described in the Disclosure Letter, there are no unfunded, underfunded or unaccrued pension liabilities in respect of any employee or former employee of the Group Companies.

(e) The Group Companies have complied and are in compliance with all obligations deriving from their employment relationships, whether relating to compensation or to the aspects of employment. Except as described in the Disclosure Letter, no Group Company has received notice, which notice remains current, of any claim that it has not complied with any employment, labor or related Laws.

(f) None of the employees of any of the Group Companies enjoy any other pension benefits in excess of benefits provided by mandatory law

(g) No special treatment currently in force has been granted in the past by the Group Companies to or agreed with any of their former or present employees. No employees or agents working for any of the Group Companies receive compensation proportional to profits or turnover except for compensation provided by any applicable Law or as described in the Disclosure Letter. No commitment has been made to employees of any of the Group Companies with respect to future employment other than those deriving by any applicable national collective bargaining agreements and/or by Law or written contract of employment as disclosed to Purchaser. Except as described in Schedule 6.16(g) and the Disclosure Letter, no dismissals or resignations are currently in progress among the employees and no other liabilities, except as therein described, have accrued or will accrue.

(h) There are no disputes between any of the Group Companies and any trade unions and there have been none within the past three years.

(i) As set out in Schedule 6.16(i), all contributions in respect of employee invention compensation, royalty sharing and/or lump sum payment plans to current or former directors, officers or other employees of the Group Companies, to the extent required by applicable Law and the relevant plan or undertaking, have been made when due, and no outstanding claims, actions or litigation by such directors, officers or employees are known to the Seller as of the closing date. Schedule 6.16(i) also sets forth a list of employees to whom such payments have been made, and the amounts of such payments, in the years ended December 31, 2003 and December 31, 2004.

(j) Termination of employees set forth on Schedule 6.3(k) have been carried out in accordance with all Laws, employment contracts, plans, programs and commitments and there are no severance or other similar payments payable to any employees of the Group Companies in relation to such terminations in excess of the amounts set out in the budgets referred to in Schedule 6.3(k).

(k) There are no stay bonuses or similar payments to be paid upon Closing of the transactions contemplated in this Agreement to any employee of any of the Group Companies that will be the liability of any of the Group Companies.

6.17 Claims; Litigation

There are no actions, arbitrations or other legal proceedings pending or, to Sellers' Knowledge, threatened in writing against any of the Group Companies or by any of the Group Companies against any other person or entity. Except otherwise set forth in Schedule 6.17, there are no outstanding disputes with customers, vendors, employees, Tax Authorities, municipal authorities or others which, if not resolved in favour of the other party, could result in future litigation involving any of the Group Companies.

6.18 Ordinary Course of Business

Except as described in the Disclosure Letter, there has not since the Balance Sheet Date been

i. any adverse deviation by any of the Group Companies from the Ordinary Course of Business;

ii. any adverse change in the financial conditions, assets, liabilities or prospects of any of the Group Companies outside the Ordinary Course of Business;

iii. any adverse change in the relationship with the customers, suppliers or employees of any of the Group Companies or with any authorities supervising any of the Group Companies outside the Ordinary Course of Business;

iv. any destruction or loss of or damage to any Assets of any of the Group Companies whether or not covered by insurance outside the Ordinary Course of Business;

v. any additional long term debt or any additional current liability, except in the Ordinary Course of Business, incurred by any of the Group Companies;

vi. any agreement or transaction for the sale or acquisition of any Assets by any of the Group Companies except in the Ordinary Course of Business;

vii. any change in any accounting policies, principles or practices of any of the Group Companies or change in any inventory or working capital management policies or practices including policies or practice relating to invoicing, debt-collection, write-offs of debt, payables, inventory or similar matters;

viii. any settlement and/or compromise of any Tax Liability or filing of Tax returns in a manner which is inconsistent with past practices with respect to the treatment of items on such Tax returns, or filing of an amended Tax return or claim for a refund of Taxes, other than, in each case, in the Ordinary Course of Business;

ix. any resolution on or any distribution by any of the Group Companies of dividends or other distribution of any assets to its shareholders; or

x. any other event, action, contract or transaction, individually or in the aggregate, by any of the Group Companies that has or could constitute a Material Adverse Change.

6.19 Tax Warranties

Except as described in the Disclosure Letter

(a) No Tax will be levied on any of the Group Companies with respect to Events taking place or having taken place prior to or including the Closing Date except to the extent properly accounted for in the Closing Balance Sheet (which Sellers estimate will be zero for the current period). The Sellers agree to settle and pay any Tax Liability for any such periods prior to or including the Closing Date in excess of the Tax Liability provided for in the Closing Balance Sheet.

(b) All Group Companies have filed all Tax returns required to be filed and have filed them when due. All Tax returns filed under applicable Laws and regulations by or on behalf of the Companies were in all respects true, complete and correct. The Companies have paid all Taxes due within the time and in the manner prescribed by Law, whether or not shown on such returns.

(c) All Group Companies have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes or similar provisions under any applicable Laws (foreign or domestic) and have, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable Laws.

(d) All Group Companies have established (on their books, records and Accounts) reserves and accruals that are adequate for the payment of any Taxes incurred, but not yet due and payable. None of the Group Companies have any liability for unpaid Taxes which have not been accrued for or reserved on the Group Companies' books and records and Accounts as of 31 May 2005, whether asserted or unasserted, contingent or otherwise.

(e) There are no Tax grouping arrangements in place at the time of Closing in respect of any of the Group Companies nor have any been in place during the six years prior to the Closing Date except as indicated in the Disclosure Letter. There is no dispute or disagreement outstanding nor at the date of the Agreement does any of the Group Companies contemplate commencing any dispute or disagreement with any revenue or Tax Authority regarding a liability or potential liability to any Tax (including in penalties or interest) or recovery from any of the Group Companies or regarding the availability of any relief from Tax and there are no circumstances which make it likely that any such dispute or disagreement will commence.

(f) No assessments or written notices of deficiency have been received by the Group Companies (nor to their knowledge are any threatened) with respect to any Tax returns which the Group Companies have filed with respect to taxable periods ended on or before the Closing Date.

(g) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Group Companies.

(h) No audit or other examination of any Tax return of the Group Companies is presently in progress, nor has any Group Company been notified in writing of, nor has there been, any request for such an audit or other examination by any Tax Authority with respect to any taxable period of the Group Companies ending on or prior to the Closing Date. All Tax Liabilities or assessments resulting from an audit or other examination by any Tax Authority of any Tax return of the Group Companies ending on or prior to the Closing Date will be fully paid or settled by the Sellers in excess of the Tax Liability provided for in the Closing Balance Sheet.

(i) The Group Companies have not executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax. No Group Company is a party to any Tax Sharing Agreement or arrangement, written or oral.

(j) There are no rulings, requests for rulings or closing agreements with any Tax Authority which could affect the Taxes of the Group Companies for any period after the Closing Date.

(k) The Group Companies are resident in the respective jurisdictions in which they have their registered offices and none of the Group Companies has a permanent establishment or branch as defined by Tax Laws or regulations outside of its jurisdiction of residence.

(l) Any Event undertaken by the Group Companies has been correctly accounted for and Tax duly and timely paid in accordance with applicable Laws and regulations, and all necessary, customary or disclosed governmental approvals have been obtained.

(m) All transactions to which any or all of the Group Companies are parties consummated in the period up to the Closing Date have been conducted on the basis of arm's length terms, as defined by, and in compliance with applicable Laws and regulations.

(n) None of the Group Companies has any liability to Tax in respect of any income, profits or gains which it has been deemed for the purposes of any Tax legislation to have earned, accrued or received but which it has not actually earned, accrued or received or which can be imputed pursuant to controlled foreign company or similar legislation of any jurisdiction.

(o) The Group Companies have timely made all claims necessary to obtain relief from double Tax under any relevant bilateral convention relating to double taxation in respect of income, profits or gains or payments accrued in their accounts or earned, received or made prior to the Closing Date.

(p) Any Event to which any of the Sellers and/or Group Companies have been party to has been undertaken for good and valid business purposes, has not and will not give rise to any liability, contingent or otherwise, including but not limited to Tax Liabilities or liabilities toward employees, to be borne by the Group Companies.

(q) All statements and disclosures made to any Tax Authority in connection with any provision of Tax Laws or legislation were when made complete and accurate; specifically (but not limited to) any transaction to which any of the following provisions have been or will be applied:

(i) Sections 135 to 137 (inclusive) TCGA 1992;

(ii) Sections 219 to 229 (inclusive) ICTA 1988;

(iii) Sections 703 and 704 ICTA 1988;

(iv) Section 776 ICTA 1988;

(v) Sections 779 to 786 (inclusive) ICTA 1988;

(vi) Section 139 TCGA 1992; and

(vii) Section 192 TCGA 1992 and sections 213 to 218 (inclusive) ICTA 1988

(r) Each Group Company has preserved and retained in its possession, and will continue to do so through the applicable statute of limitations plus 60 days, the following:

(i) (to the extent required by law) complete and accurate records relating to its Tax affairs (including but not limited to PAYE and National Insurance records, VAT records, Stamp duty records and records related to transfer pricing); and

(ii) sufficient records relating to past events to calculate the profit, gain, loss, debit, credit, balancing charge or balancing allowance (all for Tax purposes) which would arise on any disposal or on the realization of any assets (including intangible fixed assets) owned at the Accounts Balance Sheet Date or acquired since that date but before Completion.

(s) No Tax is or may become payable by any Group Company pursuant to UK group payment arrangement regulations whereby in the case of a shortfall, the Tax Authority may secure payment from a company other than that to which the payment is allocated (tax on one member of the group recoverable from another member) in respect of any Tax Liability

(t) No Group Company is liable (nor will it after Completion become liable pursuant to arrangements entered into before Completion) to make: any payment for group relief (within the meaning of section 402(6) ICTA 1988), or any payment for a tax refund (as mentioned in section 102(7) Finance Act 1989), or any balancing payment (as mentioned in paragraph 7A schedule 28AA ICTA 1988).

(u) During the year ending on the Closing Date, U.S. Persons who are direct or indirect shareholders of the Sellers will not at any time own (indirectly or beneficially) in aggregate more than 50% of the shares, voting power or value of the Company.

6.20 Product Warranty and Liability

No claims in respect of any product, manufactured or sold or any service delivered by any of the Group Companies is unsettled or is subject to any dispute between any of the Group Companies and any third party and no claims will be made by any third party with respect to any product manufactured or sold or service delivered before Closing. Schedule 6.20 sets forth all warranty claims with respect to products and services sold by the Group Companies brought or settled during the past two fiscal years.

6.21 Competition Practices and Competition Clauses

(a) Except as described in the Disclosure Letter, no Group Company is bound by any non-competition undertakings.

(b) There are no pending or, to Sellers' Knowledge, threatened in writing proceedings or investigations regarding unfair competition practices of any of the Group Companies and all agreements, practices and alike are in accordance with all applicable competition Laws and, subject to what is described in the Disclosure Letter, have been notified to the relevant competition authorities when so required.

6.22 Computers and Computer Programs

Except as described in the Disclosure Letter, all computer equipment, computer software programs and other information technology owned or used by any of the Group Companies are the unencumbered property of or are operated under fully paid and valid licenses by the respective Group Company. Except as described in the Disclosure Letter, such information technology is adequate to conduct the Business as currently conducted and requires no investment greater than EUR 10,000 in order to allow the Group Companies to continue to operate in such manner following the Closing.

The Sellers or Group Companies are not in possession of any source code, beta programs, or comparable trade secret or proprietary information owned by or licensed from a third party, for which an obligation of confidentiality exists.

6.23 Bank Accounts, Loans Credit Facilities

(a) Schedule 6.23 indicates the name and locations of all banks in which any of the Group Companies have an account or safe deposit, and lists such accounts or boxes together with the authorized signatories thereto.

(b) The Group Companies shall have no Funded Debt (whether payable or receivable) on the Closing Date. The Parties acknowledge that there are Intercompany Balances at the date hereof which shall be settled in full at the Closing.

(c) None of the Group Companies have made any loan to any third parties except for accounts receivable arising from the sale of goods or services to unaffiliated third parties in the Ordinary Course of Business.

(d) There are no other guarantees, commitment letters, letters of credit and similar agreements or undertakings issued by or in favour of any of the Group Companies except for those listed in Schedule 6.23.

6.24 Dividends

None of the Group Companies are committed to pay or will pay to any Person (other than Group Companies) any part of their own profits (whether in the form of dividend, director's fees, profit sharing for promoters, broker's fees or under any other profit sharing or incentive plan or similar) or to return any part of their capital.

6.25 Accounts Payable

All accounts payable of the Group Companies as reflected in the Accounts or arising thereafter through the Closing Date (i) arose in the Ordinary Course of Business and reflect the actual purchases of goods or services in arm's length transactions with independent third parties, except as otherwise set forth on Schedule 6.25; and (ii) are payable in accordance with their stated terms and were paid or will be paid in the Ordinary Course of Business. Except as described in Schedule 6.25, no accounts payable is over due or aged over 60 days from the due date.

6.26 Powers of Attorney

Except as set forth on Schedule 6.26, there are no powers of attorney or similar authority executed on behalf of any of the Group Companies

6.27 Political Contributions

During the past five (5) years, none of the Group Companies or other Persons acting on their behalf has (i) except for lawful political contributions in the regular and Ordinary Course of Business consistent with past custom or practice, made any payment to any official, employee or agent (domestic or foreign) of any Governmental Entity to wrongfully induce the recipient or recipient's employer to do business with, grant favorable treatment to, or compromise or forego any claim by or against any of the Group Companies, or (ii) made any significant payment or conferred any significant benefit which, the Sellers in their reasonable business judgment considers or reasonably should consider to be improper.

6.28 Nature of Disclosure

Neither this Agreement nor any certificates or documents furnished or to be furnished to Purchaser by or on behalf of Sellers or any of the Group Companies hereunder or in contemplation of this transaction, contain or will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein and are, in the light of the circumstances in which they are made, not misleading.

6.29 Authority Approvals

After due and careful inquiry, the Sellers have no knowledge of any authorizations, approvals or consents with or without any condition requiring the disposal or closure of any significant operations included in the Business and with or without any imposition of any material behavioural or monetary obligations or restrictions on any of the Group Companies from authorities in the European Union or elsewhere, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder.

7. REPRESENTATIONS, WARRANTIES AND ASSURANCES OF PUR-CHASER

Purchaser hereby represents, warrants and assures

(a) that it is duly organized, validly existing and in good standing; and

(b) that all corporate action of Purchaser required for the lawful and valid consummation of the transactions contemplated herein have been duly taken;

(c) that Purchaser has the authority to execute, deliver and perform this Agreement; and

(d) that Purchaser, after due and careful inquiry, has no knowledge of any authorizations, approvals or consents from authorities in the European Union or elsewhere, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder.

(e) Neither Alan Benjamin nor Drew Moyer have actual knowledge that any of Seller's representations and warranties set forth in Section 6 of this Agreement are untrue in any material respect as of the date hereof.

8. indemnity

8.1 Survival of Representations and Warranties

The representations and warranties set forth in Article 6 and 7 and the covenants contained in this Agreement shall survive the Closing Date and consequently the right to present claims for breach of such representations and warranties and covenants and the obligation to indemnify accordingly shall remain in force (a) with respect to the representations and warranties set forth in Section 6.3 (a) -- (h), Section 6.6 and 6.9 and with respect to the covenants, without limitation as to time, (b) with respect to the representations and warranties set forth in Section 6.3(i) and 6.19 relating to taxes, for a period of 60 days following the expiration of the applicable statute of limitations, (c) with respect to the representations and warranties set forth in Section 6.13, relating to environmental matters four (4) years and (d) with respect to any other representation or warranty for a period of two (2) years after the Closing Date.

8.2 Indemnification by Purchaser

From and after the Closing, Purchaser will indemnify and hold the Sellers harmless from and against any and all damage to the Sellers due to actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including penalties, attorney's fees, accounting fees and investigation costs) ("Losses") suffered or incurred by the Sellers resulting or arising from any breach of the representations, warranties and covenants of Purchaser contained in this Agreement.

8.3 Indemnification by the Sellers

From and after the Closing, the Sellers will jointly and severally indemnify and hold the Purchaser and the Group Companies harmless against any and all Losses suffered or incurred by Purchaser, the Group Companies and their Affiliates and their officers, directors and employees (collectively, the "Purchaser Indemnified Parties"), resulting or arising from any breach of this Agreement by the Sellers.

Indemnification made by the Sellers shall be made by the Sellers free and clear and without set-off, counterclaim, deduction of any Tax, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature. If at any time any applicable law requires the Sellers (or any other member of the VAT group) to make any such deduction or withholding from any such payment, the sum due from the Sellers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser receives a net sum equal to the sum which it would have received if no deduction or withholding been required to be made, provided that the liability of the Sellers to gross-up under this clause shall be reduced or extinguished to the extent that the Purchaser or the Company is entitled to any deduction, rebate, allowance, credit or other relief in respect of the circumstances giving rise to the liability to make the payment, or to the extent that the original amount which the Sellers are liable to pay is determined on a basis which already reflects the impact of any such deduction or withholding.

8.4 Notice of Claim; Right to Participate & Defend Third Party Claim

(a) If the Purchaser receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which compensation may be sought thereunder (a "Third Party Claim"), and the Purchaser intends to seek compensation hereunder, then the Purchaser will promptly provide the Sellers with prompt written notice of the Third Party Claim, but in any event not later than thirty (30) calendar days after receipt of such notice of Third Party Claim. The failure by the Purchaser to notify the Sellers of a Third Party Claim will not relieve the Sellers of any indemnification responsibility under this Section 8.4, except to the extent, if any, that such failure materially prejudices the ability of the Sellers to defend such Third Party Claim.

(b) The Sellers will have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the Purchaser) if the Sellers deliver written notice to the Purchaser within ten (10) days following the Sellers' receipt of notice of the Third Party Claim from the Purchaser acknowledging its willingness to assume the defense of such Third Party Claim; provided that, without the Purchaser's consent, the Sellers shall not consent to the entry of any judgment or enter into any settlement (a) that provides for injunctive or other nonmonetary relief affecting the Purchaser or (b) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Purchaser of a release of all liability with respect to such claim. In its defense, compromise or settlement of any Third Party Claim, the Sellers will timely provide the Purchaser with such information with respect to such defense, compromise or settlement as the Purchaser may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of the Purchaser. The Purchaser will be entitled (at the Purchaser's expense) to participate in the defense by the Sellers of any Third Party Claim with its own counsel.

(c) In the event that the Sellers do not assume the defense of a Third Party Claim in accordance with subsection (b) of this Section 8.4, the Purchaser will have the right to control the defense or settlement of such Third Party Claim with counsel of its choosing; provided, however, that the Purchaser will not settle or compromise any Third Party Claim without the Sellers' prior written consent, unless the Sellers have not acknowledged their obligations to indemnify the Purchaser with respect to such Third Party Claim in accordance with this Section 8.4. The Sellers will be entitled (at the Sellers' expense) to participate in the defense of any Third Party Claim with their own counsel.

(d) Any claim hereunder for which the Purchaser is entitled to be compensated that is not a Third Party Claim will be asserted by the Purchaser by promptly delivering notice thereof to the Sellers.

8.5 Limitations of Liability

(a) The Sellers' aggregate liability shall in no event exceed thirty million euro (EUR 30,000,000) (the "Cap"). The Sellers shall not be obligated to compensate the Purchaser with respect to any Loss as to which Purchaser is entitled to compensation under Section 8.3 above, until the aggregate amount of such Losses exceeds a hundred thousand euro (EUR 100,000) (the "Basket"), at which time Purchaser will be entitled to recover all Losses starting with the first euro of Loss. However, no individual claim for a Loss which is less than ten thousand euro (EUR 10,000) (the "Minimum Claim") shall be taken into account. Notwithstanding anything to the contrary herein, the Basket and the Cap shall not be applicable for Losses arising out of actual fraud , intentional misrepresentation or inequitable conduct by any of the Sellers.

(b) The Parties agree to treat all payments made by the Sellers to the Purchaser pursuant to this Article 8 of the Agreement as reductions in the Purchase Price for the Shares.

(c) Notwithstanding the foregoing, in no event shall the Purchaser be entitled to indemnification hereunder (i) to the extent any Losses are covered by and actually paid by insurance maintained by the Group Companies or the Purchaser (an "Insurance Benefit") or (ii) to the extent such Loss is a tax deductible item and an actual tax saving is received by the Purchaser in connection with such Loss at the time of the Claim. In connection with the preceding sentence, only an actual tax refund or a reduction of tax payment is considered a receipt of tax savings; on the other hand, an increase in tax basis or an increased tax credit carry forward are not considered to be a receipt of tax savings

(d) The Sellers shall not be required to indemnify the Purchaser under Section 8.3 above unless a claim arises on or before the expiration of the relevant survival periods provided for in Section 8.1 and is presented by the Purchaser to the Sellers within the relevant survival period which claim may be complimented with details during the first 120 days following the expiration of such period.

(e) If the Purchaser receives amounts from a third party as indemnification in relation to a Loss arising as a result of a breach of this Agreement by Sellers for which the Purchaser has received full indemnification from the Sellers, then the Purchaser shall pay to the Sellers the amounts received from the third party net of any expenses incurred by the Purchaser or the Group Companies in relation thereto, and provided, however, that the Purchaser shall be under no obligation to pursue or sue any third party.

(f) The Sellers shall not be liable for any Loss to the extent the Purchaser could reasonably have mitigated the Loss in accordance with the general obligation to mitigate losses under Finnish damages law, provided however that neither the Purchaser nor the Group Companies shall be under any obligation to commence legal proceedings against a third party.

(g) Without prejudice to anything contrary in this Agreement, the Sellers shall, as the exclusive remedy available to the Purchaser, indemnify any Loss for which the Purchaser is entitled to be indemnified under this Agreement and it is specifically agreed that no other remedies in connection with the transactions contemplated by this Agreement or any other remedies under the Finnish Sale of Goods Act (355/1987), including but not limited to the right to rescind this Agreement, shall be available to the Purchaser, except for any breach by Sellers of Section 6.3 regarding ownership or title to the Shares.

8.6 Payment

Upon final determination of a liability whether reached by written agreement of the parties or pursuant to arbitration or litigation pursuant to this Agreement, the appropriate party shall pay to the other, within fifteen (15) days after such determination, the amount so determined by agreement, arbitration or litigation, as the case may be.

8.7 Specific Indemnity

Notwithstanding (a) the qualification of Sellers' Warranties set forth in the Disclosure Letter in Section 6, (b) the qualification of any of Sellers' Warranties by the expressions "Sellers' Knowledge", "material" or "materially" and (c) any Purchaser's knowledge of any facts, matters occurrences or events, whether arisen out of due diligence reviews or otherwise, the Sellers hereby jointly and severally agree to indemnify, defend and hold harmless the Purchaser and the Group Companies from, against and in respect of any Loss imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser or the Group Companies relating to or arising out of the matters set out below:

(i) breach of Section 6.3 Title and Authority to Transfer the Shares; Capitalization; Reorganization, and any other liability arising from the Reorganization; breach of Section 6.9 Intellectual Property Rights in relation to infringement of any third party's Intellectual Property Rights; breach of Section 6.16 Employment and Pension Agreements in relation to pensions; breach of Section 9.4 Conduct between Signing and Closing;

(ii) liabilities or obligations for Taxes attributable to the Group Companies prior to and including the Closing Date in excess of Tax Liabilities set out in the Closing Balance Sheet;

(iii) [intentionally left blank]

(iv) any liabilities arising from the environmental matters listed in Schedule 8.7(iv);

(v) [intentionally left blank]

(vi) any liability arising from failure to obtain consent from TEKES for the Reorganization and the transactions contemplated by this Agreement;

(vii) [intentionally left blank]

(viii) any suit, proceeding, action, claim or investigation pending or threatened against any of the Group Companies that arose from any matter or state of facts existing prior to the Closing Date regardless of whether disclosed in the Schedules to this Agreement;

(ix) any actual or alleged violation of any Law, by the Company or the Subsidiaries or their employees, agents or Affiliates occurring prior to the Closing Date, including without limitation any fines or penalties, whether criminal or civil;

(x) any expenses incurred by any of the Group Companies as a result of the exercise of options by any employee of any of the Group Companies to purchase shares of capital stock of any of the Sellers; and

(xi) any expenses incurred related to Funded Debt.

For the purposes of the specific indemnities set forth above, neither the Basket nor the Minimum Claim described in Section 8.5(a) shall apply and the Cap described in Section 8.5(a) shall apply, with the exception of any breach of the provisions of Section 6.3 (a) -- (i) to which the Cap shall not apply.

9. ADDITIONAL AGREEMENTS

9.1 [Intentionally left blank]

9.2 Non-Competition, Non-Solicitation and Secrecy

(a) Sellers hereby undertake and shall cause their Affiliated Companies to undertake, for a period of three (3) years from the Closing Date without the written consent of Purchaser, not to directly or indirectly engage in, assist or have any active interest in, own any assets or shares in or act as an agent or as an advisor or consultant to any person, corporation or business entity, which is or is about to become engaged in any business competing with the Business anywhere in the world. Notwithstanding the aforesaid, the Sellers shall be permitted to acquire or merge with an entity competing with the Business, provided the annual revenues from the competing activities of such acquired or merged entity do not exceed twenty five per cent (25%) of the total annual revenues of the entity, and provided the Sellers shall be under an obligation to dispose of such competing activities within six (6) months and offer a right of first refusal to the Purchaser in connection with such disposal.

(b) The Parties agree and shall cause their Affiliated Companies not to, during a time period of 18 months from the Closing Date, induce any employee to leave their employment with any of the Group Companies or the Sellers, as the case may be, or to solicit for employment or hire, employ or otherwise contract for the services of any employee, consultant, sub-contractor or agent of the Group Companies or the Sellers, as the case may be, except for a consultant, sub-contractor or agent who, by the date of this Agreement has performed services to the Sellers or the Group Companies, as the case may be, or their Affiliated Companies (excluding, as regards the Sellers, the Group Companies).

(c) [intentionally left blank]

(d) [intentionally left blank]

(e) Sellers hereby undertake and shall cause their Affiliated Companies at any time whether before or after the Closing Date not without the prior written consent of Purchaser to divulge or use, whether directly or indirectly, for its own benefit or for the benefit of any person, corporation or business entity other than Purchaser or the Group Companies, as the case may be, any information or knowledge concerning the operations of any of the Group Companies or the Business, not in the public domain or generally known.

9.3 [intentionally left blank]

9.4 Conduct between Signing and Closing

From the date hereof until the Closing Date, Sellers shall cause the Group Companies not to take any action or measure outside the Ordinary Course of Business and use all their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees, except as set out in Schedule 9.4. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except with the prior written consent of the Purchaser not unreasonably upheld or delayed, Sellers shall cause the Group Companies not to:

(a) adopt or propose any change in their respective Articles of Association;

(b) purchase, lease or otherwise acquire, or sell, lease, license or otherwise dispose of, any assets or properties, except in any such case (i) pursuant to contracts or commitments existing on the date hereof, (ii) relating to existing or targeted projects described in Schedule 9.4(b), or (iii) otherwise in the Ordinary Course of Business;

(c) approve or commit to make any new capital expenditure;

(d) delay or abandon any major capital expenditures for projects currently in progress;

(e) cancel or waive any claims or rights of value;

(f) enter into, amend or become subject to any Material Contract for an amount in excess of 50,000 Euros.

(g) permit the establishment of any security interests, mortgages, charges, pledges or other encumbrances over the assets and properties of the Group Companies other than in the Ordinary Course of Business;

(h) acquire any business by merger, purchase of assets or equity interests, or by another manner, in a single transaction or a series of related transactions, or entered into any agreement, letter of intent or similar arrangement with respect of the foregoing;

(i) grant salary, wage or bonus increases to employees, [except for normal annual salary increases described in Schedule 9.4(i), or create, modify or amend any pension plan in any way that increases the amount of the liability attributable to the Group Companies in respect of, or terminate, such plan, or make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer or employee, except for payments that were included in the Accounts, or are paid out in the Ordinary Course of Business pursuant to agreements and undertakings in effect at the date hereof;

(j) issue or sell any equity securities or remit an investment or contribution to the equity of another Person, including a commitment or declaration thereto;

(k) declare or set aside for payment any dividends or other distributions to be paid after the Closing;

(l) allow any Intellectual Property Rights to expire (other than normal statutory expiration), become abandoned or otherwise become unenforceable through any action or lack of action by Sellers;

(m) make any change in any accounting practices or change in any inventory or working capital management policies or practices including policies or practice relating to invoicing, debt-collection, write-offs of debt, payables, inventory or similar matters; or

(n) settle and/or compromise any Tax Liability, prepare any Tax returns in a manner which is inconsistent with past practices of the Company or the Transferor Companies in relation to the Business with respect to the treatment of items on such Tax returns, or file an amended Tax return or claim for a refund of Taxes, other than, in each case, in the Ordinary Course of Business.

9.5 Form 8-k

In the event the Purchaser determines that Technitrol, Inc. is required to file a Form 8-K with the U.S. Securities and Exchange Commission ("SEC") pursuant to Item 2.01 and Item 9.01 of such Form 8-K (the "Form 8-K") as a result of the consummation of the transactions contemplated in this Agreement (which determination shall be made as soon as practicable after Purchaser receives the information reasonably requested by it from Seller in order to make such determination), Seller agrees to deliver to the Purchaser such consolidated financial statements for the Group Companies, audited by Seller's independent public accountants in accordance with U.S. generally accepted auditing standards and prepared in accordance with or reconciled to GAAP, as required pursuant to Item 9.01 of the Form 8-K, in sufficient time for the Purchaser to timely file the Form 8-K with the SEC. All costs and fees (if any) which may be incurred by the Seller for the above purposes will be promptly anticipated and, in any event, reimbursed by the Purchaser.

9.6 Access to Information

Subject always to any restrictions imposed under applicable competition Laws, Purchaser, prior to the Closing Date, shall have the right directly or through its representatives, to review the properties, books and records of the Group Companies, and their financial and legal condition to the extent it reasonably believes necessary or advisable to familiarize itself with such properties and other matters. In relation thereto, the Purchaser shall make all its reasonable efforts to minimize the interruptive impact on the Business while conducting its reviews. The Sellers shall, during normal business hours, permit and shall cause the Group Companies to permit the Purchaser and its representatives to have, after the date of execution of this Agreement full access to the premises, its customers and to all the books and records of the Group Companies, including but not limited to any books and records related to the Accounts, and the Sellers shall cause the officers, employees, counsel, accountants, consultants and other representatives of the Group Companies to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Group Companies as the Purchaser shall from time to time reasonably request, provided such access or furnishing does not in the Sellers' reasonable opinion disrupt the business activities of the Group Companies.

9.7 Filtronic Plc General Meeting Resolution

Immediately after the date hereof, Filtronic Plc undertakes to convene a general meeting of shareholders within 30 days of this date of this Agreement and to use all its best efforts to obtain the resolution referred to in Section 5.3(b).

9.8 No Solicitation

From and after the date of this Agreement until the earlier of termination pursuant to Section 5.6 or the Closing Date, Sellers will not (and will cause the Group Companies not to), and will use its reasonable best efforts to cause its and the Group Companies respective directors, officers, employees, representatives, investment bankers, agents and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage submission of any inquiries, proposals or offers by any person, entity or group relating to any Acquisition Proposal (as defined below), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Group Companies or the Business to, or afford any access to the properties, books or records of the Group Companies or the Business to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any Person in connection with any Acquisition Proposal. For the purposes of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of (i) any of the Group Companies (whether by way of merger or otherwise), (ii) all or a substantial portion of the Assets of any of the Group Companies or (iii) any equity securities of any of the Group Companies.

9.9 Consents to be Obtained

If the assignment of any Contract or license, permit or approval to the Group Companies in connection with the Reorganization required the consent or approval of any Governmental Entity or  other Person and/or the consent or approval of any Governmental Entity or other Person is required in connection with the transactions contemplated in this Agreement, and such consent and approval has not been obtained, then Sellers shall and shall cause their Affiliated Companies to cooperate with Purchaser and/or  the Group Companies in any reasonable arrangement requested by Purchaser or Group Companies designed to provide the Group Companies the benefits under any such contract, license, permit or approval, including without limitation enforcement of any and all rights of Sellers or the Transferor Companies against the other party thereto arising out of a breach or cancellation thereof by such other party or otherwise.  In addition, if requested by Purchaser or the Group Companies, Sellers shall join and shall cause the Transferor Companies to be joined as a party to any lawsuit or other proceeding in order to provide the benefits to the Group Companies under any such contracts, licenses, permits or approvals.

9.10 Tax Matters

The Sellers will prepare and file the corporate income tax returns for all Group Companies for return periods ending before the date of Closing and, as appropriate, address all queries relating to these returns from the relevant Tax Authorities. The Purchaser shall provide access to the Sellers of such information that is relevant and is reasonably necessary to address these returns covering periods up to the date of Closing and the Sellers will keep the Purchaser fully informed of the status and any actions taken with respect to these matters, including copies of relevant documentation. The Purchaser shall also have the right to review such returns and correspondence with respect to the Tax Authorities prior to submission and the Parties agree to consult and resolve in good faith any issues arising as a result of such review by the Purchaser.

After the Closing Date, the parties will provide and will cause their Affiliates to provide the other party with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Without limiting the scope of the foregoing, the Parties shall each make available to the other, as reasonably requested, all information, records or documents in their possession relating to all Tax matters and Tax Returns of the Group Companies for all tax periods prior to or including the Closing Date and shall preserve all such information, records and documents until sixty (60) days after the expiration of any applicable Tax statute of limitations or extensions thereof.

9.11 Patent, Trademark and Copyright Transfers; Co-operation

Until Closing, Sellers shall ensure the Group Companies continue to use all their best efforts to file or cause to be filed applications to all appropriate Government Entities for registration of transfers of the patents listed in Schedule 6.9(h) under the Reorganization (as defined in Section 6) in all applicable countries, treaties and venues. Similarly, Sellers shall make all their best efforts to file or cause to be filed applications for transfers of any registered trademarks and/or copyrights with all appropriate Governmental Entities.

Sellers covenant and agree that they shall cooperate with Purchaser and do all things necessary to assist Purchaser or its designated representatives in registering, obtaining, maintaining, and/or enforcing the Intellectual Property Rights, including without limitation the Patents related to the Business, throughout the world. Such cooperation and assistance shall include, without limitation, signing of all papers and documents, testifying at legal or administrative proceedings, and providing information to Purchaser's legal or technical representatives. Purchaser agrees that it shall provide Seller or its representatives reasonable compensation for such cooperation and assistance.

10. MISCELLANEOUS

10.1 Notices

All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties hereto shall be deemed to have been duly given or made when delivered by mail, telefax or cable to the Party in question as follows:

If to Purchaser: c/o Technitrol, Inc

address: 1210 Northbrook Drive

Suite 470, Trevose, PA 19053, United States

telefax: +1 215 355 4093

attention: Drew Moyer, Chief Financial Officer

with a copy to: Roschier Holmberg, Attorneys Ltd

attention: Lennart Simonsen, Esq.

If to Sellers: Filtronic Plc.

address: The Waterfront, Salts Mill Road

Saltaire, West Yorkshire, UK BD18 3TT

telefax: +44 1274 231061

attention: The Company Secretary

or at such other address as the respective Party hereto may hereafter specify in writing to the other Party.

10.2 Right to Set-Off

Purchaser and/or any of the Group Companies shall have the right to set-off any claim they or any of them may have towards Sellers under this Agreement or the Related Agreements against any claim Sellers may have towards Purchaser and/or any of the Group Companies under this Agreement or the Related Agreements or any other agreements or arrangements.

10.3 Schedules Incorporated

Each Schedule to which reference is made herein and which is attached hereto shall be deemed to be incorporated in this Agreement by such reference.

10.4 Headings

The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

10.5 Assignment

This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties hereto and shall not be assignable by either Party hereto except, in the case of Purchaser, to any of Purchaser's Affiliated Companies, however, that Purchaser shall remain liable for the payment of the Purchase Price as provided hereunder.

10.6 No Waiver

Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

10.7 Transfer Tax

The transfer tax levied on the purchase of the Shares shall be borne by the Purchaser.

10.8 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Finland.

10.9 Dispute Resolution

None of the parties shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties hereunder, whether arising prior to or after the Closing Date, before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within 30 days after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, then either party may notify the Finnish Bar Association to initiate selection of a mediator from its approved mediators.. The fees and expenses of the mediator shall be paid one-half each by the Sellers and Purchaser. In case the parties are unable to reach a settlement through mediation, all disputes arising out of this agreement shall be finally settled by arbitration under the Arbitration Rules of the Finnish Central Chamber of Commerce. The number of arbitrators shall be three. Arbitration shall take place in Helsinki and in English language. The arbitration award shall be final and binding upon the parties. The costs and expenses of arbitration, including attorneys' fees and expenses of the arbitrator shall be paid entirely by the substantially nonprevailing party, unless the arbitrator determines that the costs, expenses and attorneys' fees should be apportioned between the parties, then as the arbitrator may assess. This arbitrator provision shall constitute the sole and exclusive remedy for any dispute (other than as explicitly set out in Section 3.2) under this Agreement.

10.10 Amendments

Any amendments to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of both Parties.

10.11 Provisions Severable

If any part of this Agreement is held to be invalid or unenforceable such determination shall not invalidate any other provision of this Agreement; however, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

10.12 Publicity

Save as required for the payment of transfer tax or otherwise by Law, governmental decree, applicable stock exchange rules, any other applicable regulations or any official action, the contents of this Agreement, except for the transfer of the title to the Shares from Sellers to Purchaser, shall remain secret indefinitely. The Sellers and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statement with respect to this Agreement and shall not issue any such press release or public statement prior to such consultation, except as may be required by Law or stock exchange regulations.

10.13 Legal and other Costs

Each Party shall bear its own fees and expenses in connection with the preparation for and completion of the transactions contemplated hereby, including but not limited to all fees and expenses of agents, brokers, investment bankers, advisers, representatives, counsels and accountants. The Sellers shall not, directly or indirectly, charge any of the Group Companies, or otherwise seek reimbursement from any of the Group Companies, for said fees and expenses. The Group Companies' fees and expenses shall be born by Sellers.

10.14 Entire Agreement

This Agreement, including the Schedules hereto, and the confidentiality agreement between the Parties (the "Confidentiality Agreement") contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter other than the Confidentiality Agreement.

10.15 Parent Company Guarantee

Technitrol Singapore Holdings Pte. Ltd hereby guarantees as for its own debt (in Finnish "omavelkainen takaus") the due performance of the Purchaser's obligations hereunder.

10.16 Counterparts of the Agreement

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement may be signed by facsimile signatures.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.
FILTRONIC PLC /s/ John Roulston	FILTRONIC COMTEK OY /s/ John Roulston
PULSE ELECTRONICS (SINGAPORE) PTE. LTD. /s/ Drew A. Moyer	TECHNITROL SINGAPORE HOLDINGS PTE. LTD. /s/ Drew A. Moyer